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                                                                    EXHIBIT 99.1


MIAMI, Dec. 5/PRNewswire/ -- Continucare Corporation (AMEX: CNU), an operator of out-patient rehabilitation services including related practices and facilities, announced today that it has concluded a private equity placement for 2,250,000 shares of newly issued common stock, representing 19.5% of the current outstanding shares. The stock was issued at a price of $5 per share to Strategic Investment Partners Ltd., an investment vehicle owned by members of the Quantum Group of Funds. The Quantum Group of Funds are managed by Soros Fund Management LLC. Including the shares in this placement, Continucare will have 13,760,580 shares outstanding.

Charles M. Fernandez, Chairman, President and Chief Executive Officer of Continucare Corporation noted that Robert Soros will become a director of Continucare. Soros joins six other directors including Arthur M. Goldberg, President of Hilton Gaming, and Dr. Phillip Frost, Chairman of Ivax Corporation, on the Company's board.

Commenting on the investment of Continucare and his appointment to the board, Robert Soros stated, "We see vast potential in the outpatient arena. Continucare has developed a unique healthcare services model, based on the linkage of outpatient products, support and services, and is strategically positioning itself to become an industry leader. We look forward to being part of this growth."

Mr. Fernandez said, "We are pleased that Strategic Investment Partners Ltd. has become a shareholder in Continucare, and we welcome Robert Soros to our board of directors as we grow Continucare into one of the premier outpatient healthcare services companies in the country."

Continucare intends to use the net proceeds of the share placement for acquisitions, working capital and other general corporate purposes.

The shares of Common Stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed after April 30, 1998 to file a shelf registration statement to register the shares.

Continucare Corporation manages ancillary services for hospitals and physician practices, and also develops and manages a complete continuum of operational, clinical and administrative programs for rehabilitation service providers. The goal of these programs is to effectively reduce operating and administrative costs while improving the quality of patient care. SOURCE Continucare Corporation.